UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 28, 2011
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American Apparel, Inc.
(Exact Name of Registrant as Specified in Charter)
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Delaware	001-32697	20-3200601
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

747 Warehouse Street, Los Angeles, CA	90021-1106
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (213) 488-0226

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 28, 2011, effective immediately, the Board of Directors (the “Board”) of American Apparel, Inc. (the “Company”) elected William Mauer as a Class B director and as a member of the Audit Committee (the “Audit Committee”) and Compensation Committee of the Board.

The Board has determined that Mr. Mauer meets the definition of “independent director” and the requirements to serve on the Audit Committee, as set forth in Sections 803A and 803B(2), respectively, of the NYSE Amex Company Guide (the “Company Guide”), and that Mr. Mauer qualifies to serve as a “financial expert” according to the requirements of SEC Regulation S-K Items 407(d)(5)(ii) and 407(d)(5)(iii).

As a director, Mr. Mauer will be eligible to receive compensation in the same manner as the Company’s other directors.

Mr. Mauer has been a senior partner at the law firm of Lapin Mauer since 1986.  He has practiced as an attorney for 44 years, specializing in Real Estate and Financial Transactions.  Mr. Mauer has also served as Governor of Bar of Quebec since 2008.  Additionally, he served as a director and audit committee member of Republic National Bank from 1983 to 2000.  Mr. Mauer received his law degree from McGill University and his Bachelor of Arts from Concordia University.

Item 8.01.  Other Events.

As previously disclosed, on July 11, 2011, the Company received a letter from the NYSE Amex LLC (the “Exchange”) advising that (i) the Company was not in compliance with Section 803(B)(2)(a) of the Company Guide, which requires that the Audit Committee consist of at least three members, and (ii) the Company’s Board had a structure which was not in compliance with Section 802(d) of the Company Guide, which the Exchange interprets as requiring that the classes of a classified board be of approximately equal size and that a majority of directors be elected every two years.

As a result of Mr. Mauer’s appointment to the Audit Committee, the Audit Committee now consists of three members, which brings the Company back in compliance with Section 803(B)(2)(a) of the Company Guide.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN APPAREL, INC.

Dated: November 28, 2011	By:	/s/ Glenn A. Weinman
		Name:	Glenn A. Weinman
		Title:	Senior Vice President, General Counsel and Secretary